Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Maurice R. Ferré, M.D., in his capacity as President, Chief Executive Officer and Chairman of MAKO Surgical Corp., hereby certifies that, to the best of his knowledge:

(i)

the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2008 to which this Certification is attached as Exhibit 32.1 (the “Quarterly Report”) fully complies with the requirements of section 13(a) or 15(d) of the Exchange Act, and

(ii)	the information contained in the Annual Report fairly presents, in all material respects, the financial condition and result of operations of MAKO Surgical Corp.

November 7, 2008	/s/ Maurice R. Ferré, M.D.
Maurice R. Ferré, M.D. President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of MAKO Surgical Corp. under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.